Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) dated as of November 10, 2016 (the “Signing Date”) is entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and James W. Farnsworth (“Executive”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not defined herein have the meanings assigned to them in the Employment Agreement (as defined below).

WHEREAS, Executive is employed by the Company pursuant to the terms of that certain Employment Agreement dated as of November 3, 2014 between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will terminate effective as of the Employment Termination Date (as defined below);

WHEREAS, the Company wishes to have the right to receive certain consulting services from Executive in the capacity of an independent contractor after the Employment Termination Date and Executive wishes to provide such services to the Company; and

WHEREAS, the Company and Executive wish to fully and finally resolve any and all claims that Executive has or may have against the Company and the other Released Parties (as defined in Exhibit A), including all claims arising out of Executive’s employment and the end of such employment.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Separation from Employment.

(a) The Parties acknowledge and agree that, unless earlier terminated for Cause or due to Executive’s resignation, death or Disability, Executive’s employment with the Company will continue until the earlier of: (i) December 30, 2016; or (ii) the date that the Company provides written notice to Executive that his employment will terminate for a reason other than Cause or Disability (the earlier of the dates in the immediately preceding clauses (i) or (ii) is referred to herein as the “Employment Termination Date”). As of the Employment Termination Date, Executive shall no longer be an employee of the Company or any other Released Party, shall no longer receive salary for periods after the Employment Termination Date, and shall not be eligible for any bonus compensation (except for any bonus for the 2016 performance year), stock awards, or other incentive awards from the Company for any services provided on or after the Employment Termination Date. For the avoidance of doubt, subject to the other provisions of this paragraph, Executive acknowledges and agrees that, as of the Signing Date, he is not eligible for, and shall not receive, any payments or benefits pursuant to Article 8 of the Employment Agreement.

(b) Executive acknowledges and agrees that he has received all required notices of the termination of his employment with the Company and hereby waives any requirement, pursuant to the Employment Agreement or otherwise, for the provision by the Company or any other Released Party to Executive of a Notice of Termination of Employment or other notice of the termination of Executive’s employment by the Company or any other Released Party, notice of the non-renewal of the term of the Employment Agreement, or the passage of any time period following the delivery of any such notice prior to the Employment Termination Date.

(c) As of the Employment Termination Date, in accordance with Section 7.03 of the Employment Agreement, Executive shall be deemed to have automatically resigned (i) as an officer of the Company and each Affiliate (as applicable) and (ii) from the board of managers, board of directors, or similar governing body of each Affiliate (as applicable) and any other corporation, limited liability entity, or other entity in which the Company or any Affiliate holds an equity interest or with respect to which board (or similar governing body) Executive serves as the designee or other representative of the Company or any Affiliate.

2. Consulting Services and Payments.

(a) If Executive (i) executes this Agreement and the General Release of Claims attached hereto as Exhibit A (the “General Release”) and returns the executed copies of this Agreement and the General Release to the Company so that they are received by Wanda Lewis, Vice President, Human Resources, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (e-mail: wanda.lewis@cobaltintl.com) on or before December 1, 2016; (ii) does not revoke his acceptance of the General Release pursuant to Section 2(d) thereof; (iii) in accordance with Section 7 and Exhibit B, timely executes, and does not revoke in the time provided to do so, the Confirming Release of Claims that is attached to this Agreement as Exhibit B (the “Confirming Release”); and (iv) satisfies the other terms and conditions set forth in this Agreement, then Company will provide Executive with:

(A) The opportunity to receive the consulting payments set forth in Section 2(d) below; and

(B) A bonus for the 2016 calendar year equal to the amount Executive would have received based on Executive’s individual performance and the actual achievement of the Company’s key performance indicators for the 2016 calendar year had Executive remained continuously employed by the Company through the date that such bonus is paid, which bonus shall be subject to applicable tax withholding, and be paid at the same time annual bonuses for the 2016 calendar year are paid to other senior executives of the Company who remain employed by the Company and in no event later than March 15, 2017.

(b) During the Consulting Period (as defined below), Executive agrees to provide the Company and its Affiliates with consulting services with respect to the business of the Company and its Affiliates, in the capacity of an independent contractor, as reasonably requested by the Chief Executive Officer of the Company from time to time (the “Consulting Services”). Notwithstanding any provision of this Agreement to the contrary, in no event shall Executive provide, or be requested to provide, more than an average of 20 hours of consulting

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services per calendar week during the Consulting Period. For purposes of performing the Consulting Services, Executive will be provided with access to an office at the Company’s headquarters and such reasonable administrative support as Executive may reasonably request from time to time. Executive shall coordinate the furnishing of the Consulting Services with representatives of the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Executive’s provision of the Consulting Services shall be within the sole control of Executive. During the Consulting Period (as defined below), (i) Executive shall have the right to devote his business day and working efforts to other business and professional opportunities as do not materially interfere with his rendering of the Consulting Services to the Company or any of his other obligations to the Company or any of its Affiliates and (ii) Executive shall not be deemed to be an agent of the Company or have any power to bind or commit the Company or any of its Affiliates or otherwise act on their behalf.

(c) As of the Employment Termination Date, Executive shall no longer be an employee of the Company or any other Released Party and nothing in this Agreement or elsewhere shall change that status. During the Consulting Period, Executive shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any other Released Party unless such benefits are made available to Executive due to Executive’s former employment status with the Company. As an independent contractor, Executive shall be solely responsible for all taxes on all sums received by him pursuant to Section 2(d) below.

(d) In exchange for providing the Consulting Services, and for being available to do so, the Company shall pay Executive a consulting fee at the rate of $42,267 per complete calendar month during the Consulting Period, which amount shall be paid to Executive within 30 days following the completion of each calendar month during the Consulting Period. In addition, if a sale of the Company’s Angolan assets (an “Angola Sale”) occurs (whether through the sale of a material portion of the Company’s 40% working interest in each of Block 20 and/or Block 21 offshore Angola or through the sale of the entities that hold such working interest, in each case, to a third party not affiliated with the Company or any of its Affiliates) during the Consulting Period such that all approvals necessary to complete such Angola Sale have occurred or been obtained, as applicable, but does not require the transaction to close, prior to the end of the Consulting Period, the Company will pay Executive an additional one-time, lump sum payment equal to $300,000, which amount shall be paid to Executive within 30 days following the consummation of such Angola Sale. Executive acknowledges and agrees that he is responsible for all federal, state and local taxes related to any compensation that he receives from the Company in connection with the consulting arrangements described herein (which include all compensation described in this Section 2(d)) and Executive expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Executive pursuant to this Section 2(d) and to hold the Released Parties harmless for all claims, damages, costs and liabilities arising from Executive’s failure to do so. Executive acknowledges and agrees that the Company has no obligation to withhold any taxes for or on behalf of Executive for any payments made to him pursuant to this Section 2(d).

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(e) Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period between the Employment Termination Date and December 31, 2017; provided, however, that the Consulting Period, and Executive’s and the Company’s respective obligations under this Section 2, shall be terminated prior to December 31, 2017 upon any of the following: (i) the death of Executive; (ii) the termination of the Consulting Period by the Company for Consulting Period Cause; or (iii) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by written instrument signed by Executive and the Company. For the avoidance of doubt, upon the termination of the Consulting Period, the Company shall have no further obligations to Executive pursuant to Section 2(d) above and the only payments owed to Executive by the Company following the termination of the Consulting Period shall be to provide payment for those Consulting Services performed prior to the date that the Consulting Period terminated.

(f) As used herein, “Consulting Period Cause” shall exist in the event that: (i) Executive breaches any of his material obligations or material covenants under this Agreement; (ii) Executive willfully fails to substantially perform any of the duties reasonably requested of him by the Company in conjunction with performing the Consulting Services; or (iii) during the Consulting Period, Executive engages in any act or omission that would give rise to Cause pursuant to clauses (ii), (iv), (v), (vi) or (vii) of the definition of Cause in Section 1.01 of the Employment Agreement; provided, however, that notwithstanding the foregoing, if Executive’s actions or omissions as set forth in this Section 2(f) are of such a nature that the Company determines that they are curable by Executive, Consulting Period Cause shall not exist unless and until the Company has provided Executive with written notice specifying the action or omission giving rise to Consulting Period Cause and Executive has failed to cure such action or omission within 30 days after receipt of such notice.

3. Equity Awards. Notwithstanding the terms of the Employment Agreement, the Company’s Long Term Incentive Plan (as defined in the Employment Agreement) or any applicable award agreement thereunder, all of Executive’s outstanding unvested time-based equity awards (including any unvested Restricted Shares subject solely to time-based vesting conditions) shall immediately become fully vested as of December 30, 2016 so long as Executive remains employed by the Company through such date; provided, however, that such awards (and any shares of the Company’s common stock acquired thereunder) shall remain subject to all of the other applicable terms and conditions set forth in the Employment Agreement, the Company’s Long Term Incentive Plan and the applicable award agreements thereunder. For the avoidance of doubt, with respect to any awards granted to Executive pursuant to the Company’s Long Term Incentive Plan or any other Company equity compensation plan in effect from time to time that are subject to a performance requirement (other than continued service by Executive), only the service condition under such awards shall be deemed satisfied and the performance conditions set forth in the applicable award agreement(s) must be satisfied as set forth in such award agreement(s) in order for such awards to vest and become earned by Executive.

4. D&O Coverage/Indemnification. The Company also agrees to indemnify Executive for the decisions he made and activities he performed that were within the course and scope of his employment with the Company as a Company officer through the Employment Termination Date, as provided by the Certificate of Incorporation, By-Laws, or similar governing documents of the Company.

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5. Prior Rights and Obligations. In entering this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company and its affiliates and, as of the date that Executive executes this Agreement, Executive has received all wages and been paid all sums that Executive is owed by the Company and its Affiliates, excluding any final payroll check for wages accrued through the date of execution of this Agreement.

6. Affirmation of Restrictive Covenants. In entering into this Agreement, Executive expressly acknowledges the enforceability, and continued effectiveness, of Articles 11, 12, 13 and 15 of the Employment Agreement and expressly covenants and agrees to abide by the terms of those provisions of the Employment Agreement, both before and after the Employment Termination Date. The Parties acknowledge and agree that the Non-Compete Period shall be in effect between the Signing Date and the one-year period following the Employment Termination Date and Executive expressly covenants and agrees to honor the terms of Sections 11.01(b), 11.01(c) and 11.01(d) of the Employment Agreement throughout such period. Executive’s promises and covenants set forth in this Section 6 are a material inducement for the Company to enter into this Agreement.

7. Confirming Release. On the Employment Termination Date or within 21 days thereafter, Executive shall execute the Confirming Release and return such executed Confirming Release to the Company, care of by Wanda Lewis, Vice President, Human Resources, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (e-mail: wanda.lewis@cobaltintl.com) such that the executed Confirming Release is received by the Company no later than the date that is 21 days after the Employment Termination Date.

8. Executive’s Acknowledgements. Executive acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved therein, the attached General Release and the Confirming Release are each a release of all claims, known or unknown, past or present, including all claims under the Age Discrimination in Employment Act, as amended. Executive further warrants that Executive executes this Agreement of Executive’s own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised herein in writing to consult an attorney prior to his execution of this Agreement, the General Release and the Confirming Release. Executive enters into this Agreement fully knowing its effect and Executive does so after having sufficient opportunity to consult with legal and tax advisors of his choosing.

9. Choice of Law; Venue. This Agreement will be construed in accordance with, and governed by, the laws of Texas, without regard to the conflicts of law principles thereof. Venue for any action that may be brought by any Party involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement shall be brought exclusively in the state or federal courts (as applicable) sitting in Houston, Texas. Executive consents and waives any objection to personal jurisdiction and venue in those courts for any such action. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

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10. Entire Agreement; Amendment. This Agreement, and those portions of the Employment Agreement referenced herein, contain the entire agreement of the Parties with respect to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by all Parties hereto.

11. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of Section 5 of this Agreement as well as the General Release and the Confirming Release attached hereto.

13. Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

14. Section 409A. Neither this Agreement nor any payment provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Each installment payment of the consulting fee referenced in Section 2(d) and the bonus payment referenced in Section 2(a) shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

15. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions

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thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement (including all Exhibits attached hereto) and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer or person as of the dates set forth below, effective for all purposes as provided above.

JAMES W. FARNSWORTH

/s/ James W. Farnsworth

Date: November 10, 2016

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ Wanda M. Lewis
	Name:	Wanda M. Lewis
	Title:	Vice President, Human Resources

Date:	November 10, 2016

SIGNATURE PAGE TO

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) constitutes the General Release referred to in that certain Separation and Consulting Agreement and General Release of Claims (the “Separation Agreement”) entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and James W. Farnsworth (“Executive”) as of November     , 2016. Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive hereby agrees as follows:

1. Release of Claims.

(a) For good and valuable consideration, including the consideration described in Section 2(a) of the Separation Agreement (and any part of such consideration), Executive hereby releases and discharges the Company and its subsidiaries and other affiliates and each of the foregoing entities’ respective partners, members, predecessors, successors, assigns, owners, partners, shareholders, officers, directors, managers, employees, agents, attorneys, administrators, benefit plans (including the fiduciaries and trustees of such plans) and insurers (collectively, the “Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, that are now known, or reasonably should be known, to Executive, including, without limitation, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executes this Release, including, without limitation, (i) any alleged violation through such date of: (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993, as amended; (K) any state or federal anti-discrimination or anti-retaliation law; (L) any state or federal wage and hour law; or (M) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Executive may have arising out of, or as the result of any breach of, any employment agreement (including the Employment Agreement), or any other contract, incentive compensation plan or agreement, or equity compensation plan or agreement with the Company or any of the other Released Parties (collectively, the “Released Claims”); provided, however, that this Release does not apply to the Company’s or any of the other Released Parties’ obligations to Executive that may arise: (I) following the date that Executive executes this Release; (II) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and Executive; (III) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under

Exhibit A-1

any liability or other insurance policy maintained by the Company; (IV) in connection with any rights of Executive under any applicable health, medical and dental programs, including any claims to vested benefits under an employee benefit plan subject to ERISA; (V) with respect to any final payroll check for wages accrued through the date of execution of this Release; and (VI) such other rights or claims as may arise after the date that Executive executes this Release. This Release is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Separation Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised or waived. By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b) Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery from the Company or any other Released Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, nothing in this Release or the Separation Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Release does not limit Executive’s right to receive an award for information provided to a Government Agency.

(c) For the avoidance of doubt, in no event shall the Released Claims include any claim that arises after the date this Release is executed by Executive, including, without limitation, any claim to enforce Executive’s rights under the Separation Agreement.

2. Executive’s Representations. By executing and delivering this Release, Executive represents, warrants and agrees that:

(a) Executive has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Released Parties and has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim;

(b) Executive has been advised, and hereby is advised in writing, to seek legal counsel before signing this Release and the Separation Agreement and has had adequate opportunity to do so;

Exhibit A-2

(c) Executive has been given at least 21 days to review this Release;

(d) Executive has seven days after signing this Release to revoke it. This Release will not become effective or enforceable until the revocation period has expired without Executive exercising the revocation right described in this Section 2(d). Any notice of revocation of the Release is effective only if received by Wanda Lewis, Vice President, Human Resources, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (e-mail: wanda.lewis@cobaltintl.com) in writing by 11:59 pm, Houston, Texas time, on the seventh day after Executive signs this Release. Executive understands that if Executive revokes Executive’s acceptance of this Release pursuant to this Section 2(d), the Company will not provide Executive with any of the consideration set forth in Section 2 of the Separation Agreement, and all other terms of this Release will become null and void; provided, however, that the remaining terms of the Separation Agreement (other than Section 2 of the Separation Agreement and this Release) shall remain in full force and effect;

(e) Executive agrees and acknowledges that Executive is receiving, pursuant to his execution (and non-revocation) of this Release, consideration in addition to anything of value to which Executive has an undisputed right to receive;

(f) The only matters relied upon by him and causing him to sign this Release are the provisions set forth in writing within the four corners of this Release; and

(g) No Released Party has provided any tax or legal advice regarding this Release and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Release with full understanding of the tax and legal implications thereof.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS SUBJECT TO THE LIMITATIONS AND PROVISIONS HEREIN AND THAT I AM ENTERING INTO IT VOLUNTARILY.

James W. Farnsworth

Date

Exhibit A-3

EXHIBIT B

CONFIRMING RELEASE OF CLAIMS

This Release Agreement (this “Confirming Release”) is that certain Confirming Release referenced in Section 7 of the Separation and Consulting Agreement and General Release of Claims (the “Separation Agreement”) entered into by and between Cobalt International Energy, Inc., a Delaware corporation (the “Company”), and James W. Farnsworth (“Executive”) as of December 30, 2016. Unless sooner revoked by Executive pursuant to the terms of Section 2(d) below, Executive’s acceptance becomes irrevocable and this Confirming Release becomes effective on the eighth day after Executive signs it (the “Confirming Release Effective Date”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive hereby agrees as follows:

1. Release of Claims.

(a) As part of the consideration of the Company’s provision of payments to Executive after the Employment Termination Date in accordance with Section 2 of the Separation Agreement, which payments (and any portion thereof) Executive was not entitled to but for his entry into (and non-revocation of) the Separation Agreement, that certain General Release of Claims referenced in Section 2 of the Separation Agreement (the “General Release”) and this Confirming Release, Executive hereby releases and discharges the Company and its subsidiaries and other affiliates and each of the foregoing entities’ respective partners, members, predecessors, successors, assigns, owners, partners, shareholders, officers, directors, managers, employees, agents, attorneys, administrators, benefit plans (including the fiduciaries and trustees of such plans) and insurers (collectively, the “Confirming Released Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, that are now known, or reasonably should be known, to Executive, including, without limitation, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executes this Confirming Release, including, without limitation, (i) any alleged violation through such date of: (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993, as amended; (K) any state or federal anti-discrimination or anti-retaliation law; (L) any state or federal wage and hour law; or (M) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Executive may have arising out of, or as the result of any breach of, any employment agreement (including the Employment Agreement), or any other contract, incentive compensation plan or agreement, or equity compensation plan or agreement with the Company or any of the other Confirming Released Parties (collectively, the “Confirming Released Claims”); provided, however, that this Confirming Release does not apply to the Company’s or any of the other Confirming Released Parties’ obligations to Executive that may arise: (I) following the date that Executive executes this Confirming Release; (II) in connection with

Exhibit B-1

any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or any written indemnification agreement by and between the Company and Executive; (III) in connection with any rights of defense or indemnification which would be otherwise afforded to Executive under any liability or other insurance policy maintained by the Company; (IV) in connection with any rights of Executive under any applicable health, medical and dental programs, including any claims to vested benefits under an employee benefit plan subject to ERISA; (V) with respect to any final payroll check for wages accrued through the date of execution of this Confirming Release; and (VI) such other rights or claims as may arise after the date that Executive executes this Confirming Release. This Confirming Release is not intended to indicate that any Confirming Released Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration provided pursuant to the Separation Agreement, any and all potential claims of this nature that Executive may have against the Confirming Released Parties, regardless of whether they actually exist, are expressly settled, compromised or waived. By signing this Confirming Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Confirming Release. This Confirming Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS CONFIRMING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASED PARTIES.

(b) Notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Confirming Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery from the Company or any other Confirming Released Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, nothing in this Confirming Release, the Separation Agreement or the General Release prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Confirming Release does not limit Executive’s right to receive an award for information provided to a Government Agency.

(c) For the avoidance of doubt, in no event shall the Confirming Released Claims include any claim that arises after the date this Confirming Release is executed by Executive, including, without limitation, any claim to enforce Executive’s rights under the Separation Agreement.

2. Executive’s Representations. By executing and delivering this Confirming Release, Executive represents, warrants and agrees that:

(a) Executive has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Confirming Released Parties and has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Confirming Released Parties with respect to any Confirming Released Claim;

Exhibit B-2

(b) Executive has been advised, and hereby is advised in writing, to seek legal counsel before signing this Confirming Release and has had adequate opportunity to do so;

(c) Executive has been given at least 21 days to review this Confirming Release;

(d) Executive has seven days after signing this Confirming Release to revoke it. This Confirming Release will not become effective or enforceable until the revocation period has expired without Executive exercising the revocation right described in this Section 2(d). Any notice of revocation of the Confirming Release is effective only if received by Wanda Lewis, Vice President, Human Resources, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (e-mail: wanda.lewis@cobaltintl.com) in writing by 11:59 pm, Houston, Texas time, on the seventh day after Executive signs this Confirming Release. Executive understands that if Executive revokes Executive’s acceptance of this Confirming Release pursuant to this Section 2(d), the Company will not provide Executive with any of the consideration set forth in Section 2 of the Separation Agreement, and all other terms of this Confirming Release will become null and void; provided, however, that the remaining terms of the Separation Agreement and the General Release Agreement (other than Section 2 of the Separation Agreement and this Confirming Release) shall remain in full force and effect;

(e) Executive agrees and acknowledges that Executive is receiving, pursuant to his execution (and non-revocation) of this Confirming Release, consideration in addition to anything of value to which Executive has an undisputed right to receive;

(f) The only matters relied upon by him and causing him to sign this Confirming Release are the provisions set forth in writing within the four corners of this Confirming Release; and

(g) No Confirming Released Party has provided any tax or legal advice regarding this Confirming Release and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Confirming Release with full understanding of the tax and legal implications thereof.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING CONFIRMING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS SUBJECT TO THE LIMITATIONS AND PROVISIONS HEREIN AND THAT I AM ENTERING INTO IT VOLUNTARILY.

James W. Farnsworth

Date

Exhibit B-3